UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 29, 2008

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-24217	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Executive Officer

On May 29, 2008, the board of directors (the “Board”) of LiveDeal, Inc. (the “Company”) appointed Michael Edelhart as interim Chief Executive Officer of the Company, effective June 1, 2008.  Mr. Edelhart was previously appointed as a director of the Company on May 22, 2008.  He will remain a member of the Board (and continue to receive Board-related compensation) during his service as interim Chief Executive Officer, but will not serve on the Board’s Audit, Compensation or Governance and Nominating Committees.

Mr. Edelhart, 56, has been Managing Director of First30 Services, LLC, a consulting firm that he founded to serve new companies in their early stages, since February 2008.  Mr. Edelhart also currently serves as an advisor to Infovell, Inc., a technology company, and chairman of the board of Olive Software, Inc., an XML software developer.  Previously, Mr. Edelhart was Chief Executive Officer of Zinio Systems, Inc., which produces and distributes magazines in digital form, from January 2002 until June 2004.  Mr. Edelhart has also served as a senior director of an investment company, editor of various technology magazines and Internet strategies consultant to such companies as Bloomberg, Reuters and AARP.  Mr. Edelhart has also authored more than 25 books, and he holds a Bachelor of Science degree in journalism (summa cum laude) from the University of Northern Colorado.

In connection with his appointment as interim Chief Executive Officer, Mr. Edelhart and the Company entered into an employment agreement dated June 1, 2008 (the “Employment Agreement”).  Under the terms of the Employment Agreement, Mr. Edelhart’s appointment is for an initial term of three months, after which the term may be renewed on a monthly or quarterly basis.

The Employment Agreement requires that Mr. Edelhart devote at least half of his time to his duties as interim Chief Executive Officer.  He will be paid a monthly salary of $10,000 during the term and will be eligible to receive a bonus of up to $7,500 based on the Company’s achievement of certain performance targets established by the Board and/or its Compensation Committee.  Mr. Edelhart also received an option to purchase 5,000 shares of the Company’s common stock, which vests in three equal installments over the three-month term of the Employment Agreement.  The option and Mr. Edelhart’s holdings of restricted common stock of the Company would immediately vest and accelerate upon any change of control of the Company.  Finally, the Employment Agreement provides that the Company will reimburse Mr. Edelhart for reasonable business expenses and allow him to participate in its regular benefit programs.

Appointment of New Director

On May 22, 2008, the Board appointed Richard Sommer to serve as a director of the Company, with the appointment being contingent on his receiving approval from the ZipRealty Board of Directors, of which Mr. Sommer is a member.  Mr. Sommer received such approval on June 2, 2008, at which time his appointment to the Board became effective.  The Board also appointed Mr. Sommer to chair its Compensation Committee and serve on its Mergers and Acquisitions Committee, effective immediately.

Mr. Sommer is a former Chief Executive Officer of ZipRealty and has served on the Board of Directors of ZipRealty since September 2006.  Prior to joining ZipRealty, Mr. Sommer was the Chief Executive Officer of HomeGain.com.  In addition to his leadership of HomeGain, Mr. Sommer served as Senior Vice President of Business Development for the mortgage banking division of IndyMac Bank.  He also served as President and Managing Director of international real estate operations for Realtor.com.  Mr. Sommer also co-founded and was President and Chief Executive Officer of Accordus, a technology infrastructure company serving the health care products industry.  From 1988 until 1998, Mr. Sommer was founder, President and Chief Executive Officer of De La Cruz Occupational Healthcare.  He began his career with McKinsey & Co.  He graduated cum laude in 1983 from Princeton University with a degree in politics and was a Rhodes Scholar at Oxford University, where he earned a Master’s Degree in international political economy.  In 1990, he earned a law degree from the Stanford Law School.

Mr. Sommer will receive annual cash compensation in the amount of $46,000, including $36,000 for his service as a non-employee director and $10,000 for his service as chair of the Compensation Committee.  In addition, Mr. Sommer will be granted 10,000 shares of restricted common stock of the Company when his appointment to the Board becomes effective.

Other than as described above, Mr. Sommer was not appointed to the Board pursuant to any arrangement or understanding with any other person and is not a participant in any existing or proposed transaction with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: June 3, 2008	/s/ Gary L. Perschbacher
Gary L. Perschbacher
Chief Financial Officer